Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 19, 2026 relating to the financial statements of Nextpower, Inc. (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2026.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

July 17, 2026